EXHIBIT 5.1

[letterhead of Tulchinsky Stern Marciano Cohen Levitski & Co.]

December 4, 2008

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah 49131

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), and were asked to give our opinion in connection with the Teva Pharmaceutical Industries Limited 2002 Stock Option Plan for Non-Employee Barr Directors (formerly the Barr Laboratories, Inc. 2002 Stock Option Plan for Non-Employee Directors) and the Teva Pharmaceutical Industries Limited 1993 Stock Option Plan for Non-Employee Barr Directors (formerly the Barr Laboratories, Inc. 1993 Stock Option Plan for Non-Employee Directors) (the “Plans”). The Company will assume the Plans and the outstanding awards under the Plans, subject to the closing of the transactions described in that certain Agreement and Plan of Merger, dated as of July 17, 2008, among the Company, Boron Acquisition Corp. and Barr Pharmaceuticals, Inc. (“Barr”), as amended (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, awards outstanding under the Plans held by non-employee members of Barr’s board of directors will be converted into options to purchase ADSs (as defined below).

The Company is filing a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission to register the offering and sale of up to 777,987 ordinary shares, par value NIS 0.1 per share, of the Company, to be issued under the Plans. The ordinary shares available for issuance under the Plans (the “Shares”) shall be represented by the Company’s American Depositary Shares (“ADSs”) under the Amended and Restated Deposit Agreement, dated as of January 11, 2008 (the “Deposit Agreement”), among the Company, The Bank of New York Mellon, as depositary, and the holders from time to time of the Company’s ADSs.

We have been informed by the Company that the Shares that will be issued under the Plans will be either newly issued shares of the Company (“Newly Issued Shares”) or Shares purchased by the Company or its subsidiaries in the open market or from a subsidiary of the Company (the “Issued and Outstanding Shares”), subject to applicable law and the terms of the Plans.

We have received from the Company, and have examined, the Plans, the relevant information regarding the Deposit Agreement and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions (the “Documentation”), that we think are necessary for the purpose of rendering the opinions set forth below. Furthermore, we are relying on the Company’s assurance as to the veracity of all signatures and the authenticity of all the Documentation.

Subject to the qualifications set forth below, and on the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Issued and Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2.	The Newly Issued Shares have been duly and validly authorized, and upon the issuance thereof in accordance with the terms of the Plans, the Newly Issued Shares will be validly issued, fully paid and non-assessable.

3.	The Deposit Agreement has been duly authorized, executed and delivered by the Company.

Under the choice of law or conflict of laws doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion, but should apply to any claim or controversy arising under the Deposit Agreement the law of the State of New York, which is the local law governing the Deposit Agreement designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or on the grounds of being contrary to Israeli law.

We do not purport to be an expert on the laws of any jurisdiction other than the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ Tulchinsky Stern Marciano Cohen Levitski & Co. Law Offices